Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	July 25, 2018
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

News Release

JLL Income Property Trust
Invests in Two Premier Apartment Communities in Suburban Boston

Chicago (July 25, 2018) - JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it formed a joint venture with Nordblom Company to invest in The Tremont and The Huntington apartment communities in Burlington, Massachusetts, 15 miles northwest of downtown Boston. Nordblom Company, a preeminent New England-based developer of Northwest Park, recently developed these two Class A apartments.  Combined, the two communities total 297 units and are located in Northwest Park’s amenity-rich mixed-use development courting Boston’s highly educated millennial workforce.

The Tremont and The Huntington apartment communities align well with JLL Income Property Trust’s apartment strategy, targeting suburban markets with highly rated schools and strong market fundamentals and demographics. Burlington is a 30 minute drive from downtown Boston, and is just off of I-95 and Route 3 providing easy access to “America’s Technology Highway” - the Route 128 corridor that hosts the largest concentration of tech jobs outside of Silicon Valley. The area boasts median household incomes within a 1-mile radius of over $110,000 and median home values within the zip code of over $530,000, making renting an attractive choice. The local high school is equally impressive, receiving an “A” grade from Niche.com and earning LaSalle Research’s Silver classification.

“Burlington has seen no new apartment construction in ten years, putting these two luxury communities in a class by themselves.” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This investment in one of Boston’s thriving live/work/play neighborhoods brings our aggregate apartment allocation to just over $730 million, with over 2,800 apartment units, representing nearly 30% of our $2.6 billion, 71-property portfolio.” Swaringen added, “We are also thrilled to partner with Nordblom Company, a highly-regarded developer, investor and operator with decades of experience in the Boston market. Our investment philosophies are well-aligned as long-term investors committed to creating exciting and vibrant mixed use communities.”

At the hub of Northwest Park, these apartments are within walking distance of a Wegmans grocery store, over 20 restaurants, and a variety of other retailers, and are directly adjacent to the Burlington Mall, the second largest retail center in Massachusetts featuring more than 185 specialty shops.

The Tremont and the Huntington are highly amenitized, luxury apartments designed to attract a renter by choice demographic, and feature hardwood flooring with carpet in bedrooms, quartz countertops with under-mount sinks in both kitchens and bathrooms, stainless steel appliances, soft close drawers, in-unit washer & dryer and nine foot ceilings.  Community amenities include a tech lounge, community kitchen, pool tables, swimming pool, fitness center, yoga room, grilling patio, designated pet areas and covered parking.

JLL Income Property Trust is an institutionally managed, daily valued NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $59 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

About Nordblom Company
Nordblom Company is a real estate enterprise with a 90-year history of investing in and developing properties throughout the New England region and select markets across the country. Headquartered in Burlington, Massachusetts with offices in Brookline and Raleigh, Nordblom Company currently has 90 properties and in excess of $1 billion in assets under management.  For more information, visit www.nordblom.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.